UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2004

ROSS SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-19092	94-2170198

(Commission File Number)	(IRS Employer Identification No.)

Two Concourse Parkway, Suite 800, Atlanta, Georgia 30328

(Address of principal executive offices)(Zip Code)

770-351-9600

(Registrant’s telephone number, including area code)

ITEM 5.     Other Events and Required FD Disclosure

      On September 4, 2003, chinadotcom corporation, CDC Software Holdings, Inc. and Ross Systems, Inc. (collectively, the “Parties”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger (the “Merger”) of CDC Software Holdings, Inc. with and into Ross Systems, Inc., with Ross Systems surviving as a wholly owned subsidiary of chinadotcom. On October 3, 2003, the Parties executed an amendment to the Merger Agreement removing the obligations of the Parties to use their reasonable best efforts to cause the Merger to qualify as a tax-free reorganization and removing chinadotcom’s obligation to cause its outside counsel to deliver an opinion to Ross and its stockholders relating to a tax-free reorganization. The October 3 amendment was executed as a result of the Parties’ conclusion that, given the complexities associated with attempting to effect the Merger as a tax-free reorganization, as well as certain potential adverse consequences associated with effecting the Merger on that basis, it was in the best interests of Ross Systems and its stockholders to effect the Merger as a taxable transaction.

      On January 7, 2004, the Parties executed a second amendment to the Merger Agreement (the “Second Amendment”). If, immediately prior to the effective time of the Merger, the aggregate value of chinadotcom stock to be issued in the Merger would comprise 80% or more of the aggregate value of the consideration (and any cash in lieu of fractional shares) to be issued and paid in the Merger, the Second Amendment requires chinadotcom to transfer or contribute all of the outstanding shares of CDC Software Holdings, Inc. to another direct, wholly owned subsidiary of chinadotcom, so that, immediately prior to the effective time of the Merger, CDC Software Holdings, Inc. shall be an indirect wholly owned subsidiary of chinadotcom. The purpose of this provision is to ensure that the Merger is effected as a taxable transaction.

      If the average price of chinadotcom shares is below $8.50, the Second Amendment also permits chinadotcom to elect to increase the amount of cash that Ross Systems common stockholders will receive and decrease the number of chinadotcom shares that Ross Systems common stockholders will receive. In such case, Ross Systems common stockholders would still be entitled to receive $19.00 in a combination of cash and chinadotcom shares for each share of Ross Systems common stock, but would receive more than $5.00 in cash per share and less than $14.00 worth of chinadotcom shares for each Ross Systems common share. Under the Second Amendment, stockholders of Ross Systems, at their sole option, may elect within ten business days following the closing to receive $17.00 in cash per share of Ross Systems common stock in place of the combination of cash and chinadotcom shares described above.

      Under the previous terms of the Merger Agreement, at the closing of the Merger, Ross Systems stockholders would have received, for each share of Ross Systems common stock, $5.00 in cash and a number of chinadotcom shares equal to $14.00 divided by the higher of $8.50 per share or the average closing price of chinadotcom shares (not to exceed $10.50 per share) for the 10 trading days preceding the second

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trading day before the closing date, subject to certain exceptions. The floor of $8.50 and the ceiling of $10.50 created the possibility that Ross Systems stockholders would receive more than $19.00 or less than $19.00 in a combination of cash and chinadotcom shares for each share of Ross Systems common stock. The Second Amendment eliminates this floor and ceiling.

      In addition, under the previous terms of the Merger Agreement, Ross Systems had the ability to terminate the Merger Agreement if the average price of chinadotcom shares was below $8.50 per share, unless chinadotcom elected to invoke a “make-whole” provision that would ensure that Ross Systems stockholders received $14.00 worth of chinadotcom shares for each share of Ross Systems common stock, even if the average price of chinadotcom shares was below $8.50. The Second Amendment has eliminated these termination and “make-whole” provisions due to the removal of the $8.50 floor, and as a result, reduces the uncertainty with respect to the completion of the transaction. The Second Amendment also extends the date after which the Parties may terminate the Merger Agreement if the effective time of the Merger has not occurred to July 1, 2004 and provides for an increased commitment by chinadotcom and Ross Systems to cooperate in the operation of the two companies prior to closing so as to accelerate the anticipated synergies and financial benefits to be received from the transaction.

      The Second Amendment is attached as Exhibit 99.1.

ITEM 7.     Financial Statements, Pro Forma Financial Statements and Exhibits

(c)	Exhibits

	Exhibit No.	Description

	99.1	Second Amendment dated January 7, 2004 to the Agreement and Plan of Merger dated as of September 4, 2003 and amended as of October 3, 2003, by and among chinadotcom corporation, CDC Software Holdings, Inc. and Ross Systems, Inc.

	99.2	Press release dated January 7, 2004 announcing the Second Amendment

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SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROSS SYSTEMS, INC. (Registrant)

	By:	/s/ Verome M. Johnston Verome M. Johnston Vice President and Chief Financial Officer

Dated: January 7, 2004

EXHIBIT INDEX

Number	Description

99.1	Second Amendment dated January 7, 2004 to the Agreement and Plan of Merger dated as of September 4, 2003 and amended as of October 3, 2003, by and among chinadotcom corporation, CDC Software Holdings, Inc. and Ross Systems, Inc.

99.2	Press release dated January 7, 2004 announcing the Second Amendment